                                                                    Exhibit 99.2
                                                                    ------------


SOURCE: Telesciences, Inc.

Telesciences Repurchases Securicor Common Stock; Securicor to Extend $3 Million Letter of Credit Facility

MOUNT LAUREL, N.J., Sept. 30 /PRNewswire/ -- Telesciences, Inc. (Nasdaq: TLSIC - news) today announced that it has repurchased all common shares currently owned by Securicor plc, a major UK firm, in exchange for Series A Preferred Shares at a rate of one common share for one preferred share. The redemption price and preference amount of the Preferred Stock is to be fixed generally at half of the amount per share paid to common shareholders, in the event that there is a strategic transaction by December 31, 2000, but not less than 25 cents per share. Either the Company or Securicor can compel redemption upon the earlier of a strategic transaction or December 31, 2000. The preferred shares are to be non-voting, non-participating and non-dividend bearing. Prior to the exchange, Securicor owned 3,476,900 common shares, or 45.4% of the company.

In conjunction with the repurchase, Securicor agreed to extend its letter of credit for $3 million, currently supporting the Silicon Valley Bank credit facility, from December 31, 1999 to December 31, 2000, or to the completion of a strategic transaction, if earlier. Securicor has the right to reduce the level of the facility to $2 million after June 30, 2000.

Andrew Maunder, President and CEO of Telesciences, stated, "Securicor has been taking steps to divest itself of non-core businesses by the end of its current fiscal year, September 30, 1999. The repurchase gives major benefits to remaining common stock shareholders in the event that a strategic transaction takes place. With the redemption price to Securicor being half the per share price to the common shareholders or 25 cents, the value of the remaining common shares should increase."

"In addition to providing a potential uplift in shareholder value, the extension of our letter of credit facility to the end of next year gives us the financial support we need at this time," Mr. Maunder continued.

Serving telecommunications and information service providers worldwide for 30 years, Telesciences, Inc is an ISO 9001

Certified company. Telesciences is recognized as a leader in the provision of real-time billing data collection and processing, fraud management and traffic management systems. Additional information on Telesciences can be found on its home page at http://www.telesciences.com.

This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the volatility of international markets, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

SOURCE: Telesciences, Inc.